UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2021

PCT LTD

(Exact name of registrant as specified in its charter)

Nevada	000-31549	90-0578516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Commerce Street Little River, South Carolina	29566
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (843) 390-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the resignation of William E. Prince, described in Item 5.02 below, the Registrant has agreed to issue Mr. Prince 2,000,000 shares of common stock.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2021, William E. Prince informed the Registrant of his intent to resign as a member of the board of directors and as president of the Registrant’s wholly-owned subsidiary, Paradigm Convergence Technologies Corporation, effective July 30, 2021. Mr. Prince’s decision was not the result of any disagreement with the Registrant on any matter relating to its operations, polices or practices. As a bonus for his long-term service to the Registrant, the Registrant has agreed to award Mr. Prince with $25,000 and the issuance of 2,000,000 shares of common stock.

On July 16, 2021, Marion Sofield informed the Registrant of her intent to resign as the Secretary/Treasurer of the Registrant and its wholly-owned subsidiary, Paradigm Convergence Technologies Corporation, effective July 30, 2021. Ms. Sofield’s decision was not the result of any disagreement with the Registrant on any matter relating to its operations, polices or practices. Ms. Sofield’s resignation will terminate her employment agreement with the Registrant dated May 5, 2021.

Item 8.01 Other Events.

In late November of 2020, the Registrant announced it had settled a number of variable rate convertible notes. The Registrant has confirmed all notes have been settled and warrants associated with such notes have been cancelled. The Registrant does not have any further monetary or derivative obligations associated with the notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCT LTD

By: /s/ Gary J. Grieco

Gary J. Grieco, President

Date: July 21, 2021